Exhibit (10)(iii)(A)(9)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the Effective Date between Cincinnati Bell Inc., an Ohio corporation (“Employer”), and John F. Cassidy (“Employee”). For purposes of this Agreement, “Effective Date” means January 1, 2009.

Employer and Employee agree as follows:

1. Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date. Any prior agreements or understandings with respect to Employee’s employment by Employer, including Employee’s Employment Agreement with Cincinnati Bell Inc. with an effective date of January 1, 1999, are canceled as of the Effective Date. Notwithstanding the preceding sentence, except as provided in Section 13 of this Agreement, all stock options, restricted shares, and other long term incentive awards granted to Employee prior to the Effective Date, as set forth on Exhibit A attached hereto, shall continue in effect in accordance with their respective terms and shall not be modified, amended, or canceled by this Agreement.

2. Term of Agreement. The term of this Agreement initially shall be the one year period commencing on the Effective Date. On the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in Section 13.

3. Duties.

A. Employee will serve as President and Chief Executive Officer of Employer. Employee will report to the Board of Directors of Employer.

B. Employee shall furnish such managerial, executive, financial, technical, and other skills, advice, and assistance in operating Employer and its Affiliates as Employer may reasonably request. For purposes of this Agreement, “Affiliate” means each corporation or organization that is deemed to be a single employer with Employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e. as part of a controlled group of corporations that includes Employer or under common control with Employer).

C. Employee shall devote Employee’s entire time, attention, and energies to the business of Employer and its Affiliates. The words “entire time, attention, and energies” are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of Employer and its Affiliates and shall devote at least 40 hours per week to the business of Employer and its Affiliates. Employee shall travel to such places as are necessary in the performance of Employee’s duties.

4. Compensation.

A. Employee shall receive a base salary (the “Base Salary”) of at least $645,000 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

B. In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies. Each year, Employee shall be given a Bonus target by Employer’s Compensation Committee of not less than $968,000, subject to proration for a partial year.

C. On at least an annual basis, Employee shall receive a formal performance review and be considered for Base Salary and/or Bonus target increases.

5. Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to Employer shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6. Benefits.

A. While Employee remains in the employ of Employer, Employee shall be entitled to participate in all of the various employee benefit plans and programs, or equivalent plans and programs, which are made available to similarly situated officers of Employer.

B. Notwithstanding anything contained herein to the contrary, the Base Salary and Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under any disability plans made available to Employee by Employer.

C. In each year of this Agreement, Employee shall be granted options to purchase common shares of Employer under Employer’s 2007 Long Term Incentive Plan or any similar plan made available to employees of Employer. The number of such stock options granted each year will be determined by Employer’s Compensation Committee.

D. In each year of this Agreement, Employee may receive an award of restricted common shares of Employer under Employer’s 2007 Long Term Incentive Plan or any similar plan made available to employees of Employer. Any such award shall be made at the discretion of Employer’s Compensation Committee and the number of restricted shares awarded for each year, if any, shall be determined by Employer’s Compensation Committee.

E. A supplemental, non-qualified pension will be provided to Employee by Employer in accordance with this Section 6.E.

(i) The non-qualified pension shall be equal to that portion of Employee’s accrued pension under Employer’s Management Pension Plan (“CBMPP”) which is attributable to Employee’s first ten years of service with Employer.

(ii) Employee’s non-qualified pension under this Section 6.E. shall be paid in one lump sum within 30 days after (and not before) the earlier of (a) the date which is six months after Employee’s termination of employment or (b) the date immediately following the date of Employee’s death. If Employee dies before payment is made under this Section 6.E., the non-qualified pension shall be paid to Employee’s designated beneficiary.

(iii) When Employee’s non-qualified pension is paid under this Section 6.E. to Employee within 30 days after the date which is six months after Employee’s termination of employment with Employer, such payment shall also include an amount that is equal to the amount of interest that would have been earned by the amount of such non-qualified pension for the period from the date of Employee’s termination of employment with Employer to the date which is six months after Employee’s termination of employment had such amount earned interest for such period at an annual rate of interest of 3.5%.

(iv) Nothing contained in this Section 6.E. shall be construed to give Employee any right to continued employment except under the express terms of this Agreement. The provision of this Section 6.E. shall survive the term of Employee’s employment under this Agreement.

7. Confidentiality. Employer and its Affiliates are engaged in the telecommunications industry within the U.S. Employee acknowledges that in the course of employment with the Employer, Employee will be entrusted with or obtain access to information proprietary to the Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the “Information”): the organization and management of Employer and its Affiliates; the names, addresses, buying habits, and other special information regarding past, present, and potential customers, employees, and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates, and their suppliers; products, services, programs, and processes sold, licensed, or developed by the Employer or its Affiliates; technical data, plans, and specifications, and present and/or future development projects, of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems, and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries, and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates, or customers or suppliers of Employer and its Affiliates. Employee agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Employee’s duties for Employer, without the express written consent of Employer; provided that Employee’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Employee.

8. New Developments. All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on Employer’s premises, which are within the scope of or related to the business operations of Employer or its Affiliates (“New Developments”), shall be and remain the exclusive property of Employer. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer, all of Employee’s rights, title, and interest in and to such New Developments, and the execution of all documents required to enable Employer to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.

9. Surrender of Material Upon Termination. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee’s control that are the property of Employer or any of its Affiliates, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments, or relating directly or indirectly to the business of Employer or any of its Affiliates.

10. Remedies.

A. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of Employee’s employment, and Employee’s commitments and obligations to Employer and its Affiliates herein are of a special, unique, and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11, and 12 of this Agreement and to secure the enforcement of this Agreement.

B. Except as provided in Section 10.A., the parties hereto agree to submit to final and binding arbitration any dispute, claim, or controversy, whether for breach of this Agreement or for violation of any of Employee’s statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein “claim”), and each party waives all right to sue the other party.

(i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason, then Ohio Revised Code Chapter 2711 regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

(ii) (a) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

(b) The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement.

(c) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee for which Employer has agreed to split on an equal basis.

(d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA in Cincinnati, Ohio. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference, and return the list to the AAA.

(e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final, and binding resolution.

(f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(g) The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist, and affirmative relief, compensatory, liquidated, and punitive damages, and reasonable attorney’s fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award front pay. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party will bear any cost for its witnesses and proof.

(h) Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (ii) if the claim is for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee’s expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer will be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(i) Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans, or other comparable reason.

(j) Arbitration must be requested in writing no later than 6 months from the date of the party’s knowledge of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein will be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(k) Employer and Employee consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction.

(1) Except as provided in Section 10.A., neither party will commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(m) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process.

11. Covenant Not to Compete. For purposes of this Section 11 only, the term “Employer” shall mean, collectively, Employer and each of its Affiliates. During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee will not engage in any business offering services related to the current business of Employer, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director, or officer, where such position would involve Employee in any business activity in competition with Employer. This restriction will be limited to the geographical area where Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Employer.

During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable), Employee will not interfere with or adversely affect, either directly or indirectly, Employer’s relationships with any person, firm, association, corporation, or other entity which is known by Employee to be, or is included on any listing to which Employee had access during the course of employment as a customer, client, supplier, consultant, or employee of Employer, and Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or to the benefit of any other person, firm, association, corporation, or other entity.

During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable), Employee shall not, without the prior written consent of Employer, accept employment, as an employee, consultant, or otherwise, with any company or entity which is a customer or supplier of Employer at any time during the final year of Employee’s employment with Employer.

Employee will not, during or at any time within three years after the termination of Employee’s employment with Employer, induce, or seek to induce, any other employee of Employer to terminate his or her employment relationship with Employer.

12. Goodwill. Employee will not disparage Employer or any of its Affiliates in any way which could adversely affect the goodwill, reputation, and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers, or employees. Employer will not disparage Employee.

13. Termination.

A. (i) Employer or Employee may terminate this Agreement upon Employee’s failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Employee receives disability benefits under any disability benefit plans made available to Employee by Employer (the “Disability Plans”), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a “Terminating Disability”).

(ii) If Employer or Employee elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

(iii) Upon termination of this Agreement on account of Terminating Disability, Employer shall pay Employee Employee’s accrued compensation hereunder, whether Base Salary, Bonus, or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), to the date of termination. For as long as such Terminating Disability may exist, Employee shall continue to be an employee of Employer for all other purposes and Employer shall provide Employee with disability benefits and all other benefits according to the provisions of the Disability Plans and any other Employer plans in which Employee is then participating.

(iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive Working days, the provisions of this Agreement shall remain in full force and effect.

B. This Agreement terminates immediately and automatically on the death of Employee, provided, however, that the Employee’s Estate shall be paid Employee’s accrued compensation hereunder, whether Base Salary, Bonus, or otherwise, to the date of death.

C. Employer may terminate this Agreement immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate this Agreement only if Employer’s Board of Directors determines that there has been fraud, misappropriation, or embezzlement on the part of Employee.

D. Employer may terminate this Agreement immediately, upon written notice to Employee for any reason other than those set forth in Sections 13.A., B., and C., provided, however, that Employer shall have no right to terminate this Agreement under this Section 13.D. within two years after a Change in Control. In addition, Employee may terminate this Agreement immediately, upon written notice to Employer, as a result of a Constructive Termination, provided, however, that Employee shall have no right to terminate this Agreement under this Section 13.D. within two years after a Change in Control. In the event of a termination of this Agreement by Employer, or by Employee as a result of a Constructive Termination, under this Section 13.D.:

(i) within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer, Employer shall pay Employee in a lump sum cash payment an amount equal to the sum of (a) the product obtained by multiplying Employee’s annual Base Salary rate in effect at the time of the termination of this Agreement by five and (b) the product obtained by multiplying the fair market value of a common share of Employer on the date of the termination of this Agreement by 526,549;

(ii) all outstanding stock options issued by Employer to Employee that are not vested and exercisable at the time of the termination of this Agreement shall become immediately vested and exercisable (and Employee shall be afforded the opportunity to exercise them in accordance with the terms of such stock options that would apply if such stock options had become vested and exercisable immediately before the termination of this Agreement) and the restrictions applicable to all outstanding restricted stock issued by Employer to Employee shall lapse upon the termination of this Agreement;

(iii) an amount equal to the sum of (a) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings, or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of this Agreement;

(iv) an amount equal to the sum of (a) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k), or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer; and

(v) for the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental, vision, and group term life coverage comparable to the medical, dental, vision, and group term life coverage in effect for Employee immediately prior to the termination of this Agreement (with the cost of such benefits shared between Employee and Employer on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of this Agreement), and, to the extent that Employee would have been eligible for any post-retirement medical, dental, vision, or group term life benefits from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement benefits to Employee after the end of the Current Term.

E. This Agreement shall terminate automatically in the event and at the time that both there is a Change in Control and either (1) Employee elects to terminate his employment with Employer within 90 days after the Change in Control, (2) Employee elects to terminate his employment with Employer within two years after the Change in Control as a result of a Constructive Termination, or (3) Employee’s employment with Employer is actually terminated by Employer within two years after the Change in Control for any reason other than those set forth in Sections 13.A., B., and C. In the event of a termination of this Agreement under this Section 13.E.:

(i) within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer, Employer shall pay Employee in a lump sum cash payment an amount equal to the product obtained by multiplying (a) the sum of the annual Base Salary rate in effect at the time of the termination of this Agreement and the annual Bonus target in effect at the time of such termination by (b) 2.99;

(ii) within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer, Employer shall pay Employee in a lump sum cash payment an amount equal to the pay out at target of all outstanding long-term awards granted by Employer to Employee;

(iii) all outstanding stock options issued by Employer to Employee that are not vested and exercisable at the time of the termination of this Agreement shall become immediately vested and exercisable (and Employee shall be afforded the opportunity to exercise them in accordance with the terms of such stock options that would apply if such stock options had become vested and exercisable immediately before the termination of this Agreement) and the restrictions applicable to all outstanding restricted stock issued by Employer to Employee shall lapse upon the termination of this Agreement;

(iv) an amount equal to the sum of (a) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings, or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of this Agreement;

(v) an amount equal to the sum of (a) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k), or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer;

(vi) to the extent that Employee is deemed to have received an excess parachute payment under Code Section 280G by reason of the Change in Control, Employer shall pay Employee, within five days after (and not before) the date which is six months after Employee’s termination of employment with Employer, an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Code plus (ii) any federal, state, and local taxes applicable to any taxes imposed under Section 4999 of the Code; and

(vii) for the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental, vision, and group term life coverage comparable to the medical, dental, vision, and group term life coverage in effect for Employee immediately prior to the termination of this Agreement (with the cost of such benefits shared between Employee and Employer on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of this Agreement), and, to the extent that Employee would have been eligible for any post-retirement medical, dental, vision, or group term life benefits from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement benefits to Employee after the end of the Current Term.

F. Employee may resign upon 60 days’ prior written notice to Employer. In the event of a resignation under this Section 13.F., this Agreement shall terminate and Employee shall be entitled to receive Employee’s Base Salary through the date of termination, any Bonus earned but not paid at the time of termination, and any other vested compensation or benefits called for under any compensation plan or program of Employer.

G. Employee may retire upon six months’ prior written notice to Employer. In the event of a retirement under this Section 13.G., this Agreement shall terminate and Employee shall be entitled to receive Employee’s Base Salary through the date of termination and any Bonus earned but not paid at the time of termination. In addition, Employee shall be entitled to receive any compensation or benefits made available to retirees under Employer’s standard policies and programs, including retiree medical and life insurance benefits, a prorated Bonus for the year of termination, and the right to exercise outstanding stock options after retirement (in accordance with the terms of such stock options that would apply if such stock options had become exercisable immediately before the termination of this Agreement).

H. Upon termination of this Agreement as a result of an event of termination described in this Section 13 and except for Employer’s payment of the required payments under this Section 13 (including any Base Salary accrued through the date of termination, any Bonus earned for the year preceding the year in which the termination occurs, and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate.

I. The termination of this Agreement shall not amend, alter, or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11, and 12 hereof, the terms of which shall survive the termination of this Agreement.

J. To the extent provided below, the following provisions apply under Section 13 hereof and the other provisions of this Agreement.

(i) Notwithstanding any other provision of this Agreement, for purposes of Sections 13.D and 13.E., “Current Term” means the two-year period beginning at the time of the termination of this Agreement.

(ii) For purposes of Sections 13.D. and 13.E., “Change in Control” means a Change in Control as defined under the Cincinnati Bell Inc. Executive Deferred Compensation Plan (as such plan is amended and restated effective as of January 1, 2005 and as it may thereafter be amended).

(iii) For purposes of Section 13.D. and 13.E., “Constructive Termination” shall be deemed to have occurred if, without Employee’s consent, there is a material reduction by Employer in Employee’s authority, reporting relationship, or responsibilities, there is a reduction by Employer in Employee’s Base Salary or Bonus target, or Employee is required by Employer to relocate from the Greater Cincinnati, Ohio Area.

(iv) When an amount (referred to in this Section 13.J.(iv) as the “principal sum”) that is payable under Section 13.D.(i), 13.D.(iv), 13.E.(i), or 13.E.(ii), or 13.E.(v) within five days after the date which is six months after Employee’s termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee’s termination of employment with Employer to the date which is six months after Employee’s termination of employment had such principal sum earned interest for such period at an annual rate of interest of 3.5%.

(v) To the extent that any of the benefits applicable to medical, dental, and vision coverage provided to Employee under Section 13.D.(v) or 13.E.(vii) (referred to in this Section 13.J.(v) as “healthcare plan benefits”) are subject to federal income taxation, the following conditions shall apply:

(a) the amount of healthcare plan benefits provided or paid during any tax year of Employee under Section 13.D.(v) or 13.E.(vii) shall not affect the amount of healthcare plan benefits that are provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Code Section 213(d), that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual, or similar limit on any covered person’s expenses that can be paid or reimbursed under Employer’s health care plans under which the terms of such coverage are determined);

(b) the payment or reimbursement of an expense for healthcare plan benefits that is eligible for payment or reimbursement shall not be made prior to the date which is six months after Employee’s termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and

(c) Employee’s right to healthcare plan benefits shall not be subject to liquidation or exchange for any other benefit.

14. Termination of Agreement and Employment. For purposes of this Agreement (including but not limited to Sections 6.E., 13.D.(iii), (iv), and (v), and 13.E.(iv), (v), (vi), and (vii)), any reference to the termination of this Agreement or to the termination of Employee’s employment with Employer shall mean and require that, as of the date of such termination, Employee’s services for Employer and its Affiliates shall have completely ceased or that Employee shall have otherwise separated from service with Employer and its Affiliates within the meaning of Treasury Regulation Section 1.409A-1(h).

15. Assignment. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee.

16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

17. Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

18. Governing Law. This agreement shall be governed by the laws of the State of Ohio and, to the extent applicable, federal law.

19. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee’s employment by Employer. There are no other contracts, agreements, or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

20. Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions have never been contained herein.

21. Successors and Assigns. Subject to the requirements of Paragraph 15 above, this Agreement shall be binding upon Employee, Employer, and Employer’s successors and assigns.

22. Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee’s spouse, Employee’s legal counsel, and Employee’s other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the Board of Directors of Employer. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 22 shall no longer apply to such terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CINCINNATI BELL INC.		EMPLOYEE

By:	/s/ Phillip R. Cox	/s/ John F. Cassidy
John F. Cassidy
Title:	Chairman of the Board

Date:	12/30/08	Date:	12/19/08